Exhibit10.3

Exclusive Consulting Service Agreement

This Exclusive Consulting Service Agreement (this “Agreement”) is made and entered into this 12th day of December, 2018 in Shenzhen by and between:

Party A: Shenchuang Dachen(Shenzhen) Technology Co.,Ltd

Uniform Social Credit Code: 91440300MA5FE53C7T

Address: B203-A03, Hongji Garden Phase-3, Center city zone 4, Longgang District, Shenzhen

Party C: Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Uniform Social Credit Code: 91440300MA5EE8AK4K

Address: 3/F Aiyi Business Center, Jihua Road, Buji Street, Longgang District, Shenzhen

Each of the parties is referred to hereinafter as “party”, and collectively as the “parties”.

WHEREAS:

(1)

Party A, a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (hereinafter referred to as “China”), has technical expertise and practical experience in intellectual property software development and consulting, as well as rich experience and professionals in information technology and the service;

(2)

Party B, a limited liability company incorporated in Shenzhen, which engaged in the design of computer software and hardware, technical development, sales, technical consultation; database and computer network services; advertising business; online business and trade activities (excluding restricted items); technical development of electronic platform; chain store management service; E-commerce; database service, database management; import and export business (excluding restricted items); internet information service; warehousing service (excluding hazardous articles);

(3)	the Intellectual Property License Agreement entered into by Party A and Party B this 12th day of December, 2018;

(4)	Party B intends to engage Party A to provide consulting service subject to this Agreement, and Party A is willing to provide such service to Party B.

NOW, THEREFORE, in consideration of the above, the parties through amicably consultation hereby agree as follows:

1.	Definition and Interpretation

1.1	Unless the context otherwise provides, the following terms, when used herein, shall have the following meanings:

“Agreement”	means this Agreement and any Annex attached hereto;
“Date of Signature”	means the date duly signed this Agreement hereof;
“Business of Party B”	means any business that Party B may engage to the extent of the business qualifications it obtained currently and in future;
“Service”	means any service provided by Party A to Party B subject to Article 2 hereof;
“Term of Service”	means the term of service provided by Party A to Party B set forth in Article 3 hereof;
“Service Fee”	means the fee paid by Party B to Party A set forth in Article 4 hereof;
“RMB”	means the legal currency of China;
“Working Day”	means a day other than Saturday, Sunday, a statutory holiday or the date on which banks in China are closed for business.

2.	Service

2.1

During the Term of Service, Party A hereby agrees to provide Party B with relevant consulting service (details referred to Annex I) as an exclusive provider of consulting service for Party B subject to the terms and conditions of this Agreement.

2.2

Party B hereby agrees to accept the consulting service provided by Party A. Party B hereby further agrees not to accept consulting service provided by any third party in respect of the above business during the term of this Agreement, unless with the prior written consent of Party A.

3.	Term of Service

3.1

The Term of service provided by Party A is 10 years since the date of signature hereof. This Agreement shall be automatically extended for an additional 10 years upon the expiration of the Term of Service, and thereafter the same, unless Party A gives Party B a notice of non-renewal 90 days prior to the expiration of the Term of Service.

4.	Service Fee

4.1	Both parties hereby agree that the Service Fee under this Agreement shall be calculated and pay subject to Annex I.

4.2

Party B shall pay the Service Fee to Party A in the manner and time specified by Party A. Both Parties hereby agree delayed payment of the Service Fee may be allowed with the prior consent of Party A or adjustment of the time of payment under Article 4.1 hereof may be made in writing through amicably consulation.

4.3

Party A hereby agrees the economic interests and risks arising out of any Party B’s business within the Term of Service shall be enjoyed and borne by Party A. Party A shall provide financial support to Party B whenever Party B suffered operating loss or serious operational difficulties. Party A shall be entitled to require Party B to cease operation when such circumstances occurred, and Party B shall accept Party A’s such requirement unconditionally.

4.4	Party B’s shareholder shall pledge all of the equity interest of Party B that it owns to Party A for the Service Fee set forth hereof.

5.	Representations and Warranties

5.1	Each party hereto makes the following representations and warranties to the other party that, from the Date of Signature hereof:

A.

it is a duly incorporated limited liability company and validly existing , and it has obtained all approval of the government authorities, qualification certificate, license etc. necessary to its business operation; it has the power to enter into and perform this Agreement; necessary action or other approval is duly and validly taken by its shareholders or other authorities with the power to approval of this Agreement in respect of the execution, delivery and performance of this Agreement; this Agreement shall enter into force after it has been signed by the parties hereto and binding upon both parties, and can be enforced subject to the terms and conditions of this Agreement.

B.	the execution, delivery and performance of this Agreement:

(a)	shall not conflict with or violate the provisions of the following documents, or violate the provisions of the following documents upon receipt of the relevant notice or from time to time:
(i)	Business License, Articles of Association, License, approval of incorporation by the government authorities, agreements relating to its incorporation or any other programmatic documents;
(ii)	any laws of China or other regulations binding upon it;
(iii)	any contracts or other documents that it is a party to or binding upon it or its assets;
(b)	shall not cause any mortgage or other encumbrances on its assets or entitle any third party to set up any mortgage or encumbrance on its assets;
(c)

shall not cause termination or modification of the terms of any contracts or other documents that it is a party to or binding upon on it or its assets, or entitled any other third party to terminate or modify the terms of such documents;

(d)	shall not cause the suspension, revocation, damage, forfeiture or non-renewal of any approval, permit, registration, etc. of the appropriate government authorities;

C.	no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement;

D.

it has disclosed to the other party all contracts, government approvals, licenses or other documents to which it is a party to or binding upon it or its assets or operations that may have a material adverse impact on its ability to fully perform its obligations under this Agreement. And there is no misrepresentation or omission of any material facts in such documents previously provided to the other party.

5.2	Party B further makes the following warranties to Party A:

A.	It will pay the Service Fee to Party A promptly and fully subject to the terms and conditions of this Agreement.

B.	During the Term of Service:
(a)	it will maintain the continuing validity of license and qualification related to Party B’s business;
(b)	it will actively cooperate with Party A to provide Service and accept the reasonable advices and suggestions provided by Party A in respect of its business.

5.3

During the Term of Service, Party B shall not accept any services provided by any third party other than Party A as well as service that equal to or similar to those stipulated under Article 2.1 hereof without the prior written consent of Party A;

5.4

Party B shall not sell, transfer, pledge or otherwise dispose of any assets (except those required for general business operations), business or lawful interest of income from the Date of Signature hereof, or provide security to any third party or allow any third party to set up any other security interest on its assets or interests without the prior written consent of Party A;

5.5	Party B shall not accept or guarantee any debts (except those required for general business operations) from the Date of Signature hereof without the prior written consent of Party A;

5.6	Party B shall not sign any major contracts (except those required for general business operations) from the Date of Signature hereof without the prior written consent of Party A;

5.7

Party B shall not merge with or form joint venture with any third party or acquire any third party or be acquired or under the control of any third party, or increase or reduce its registered capital or otherwise change the registered capital structure from the Date of Signature hereof without the prior written consent of Party A;

5.8

Party B shall appoint persons recommended by Party A as directors and senior managers of the company to the extent permit by the laws of China. Party B shall not refuse to appoint any such person for any other reason, unless with the prior written consent of Party A or statutory reasons.

5.9

Party A shall have a right to inspect Party B’s accounts regularly and at any time. During the Term of Service, Party B shall cooperate with Party A and its direct or indirect shareholders for audit and due diligence etc. and provide relevant information concerning Party B’s operations, business, clients, finance, employees etc. to its auditor and/or other professionals. Party A shall agree that it or its shareholders shall disclose such information when necessary for listing purposes.

5.10

Each Party warrants to the other party that it shall sign all reasonably necessary documents and carry out all reasonably necessary actions, including but not limited to issuing necessary Power of Attorney to each other for the purposes of the performance of this Agreement and achievement of the objective of this Agreement.

5.11

Each Party warrants to the other party that Party A shall have a right to immediately exercise all exclusive option under the Exclusive Option Agreement (hereinafter referred to “Exclusive Option Agreement”) entered into by Party A, Party B and Party B’s shareholders this 12th day of December, 2018 if the laws of China allow Party A directly holds Party B’s equities and Party B may lawfully continue to engage in its business.

6.	Other Costs

6.1	Unless otherwise agreed upon in this Agreement, both parties shall bear its own costs during the performance of this Agreement.

7.	Confidentiality

7.1

A party (hereinafter referred to as “Disclosing Party”) may disclose its confidential information to the other party (hereinafter referred to as “Receiving Party”) (including, but not limited to business information, customer information, financial information, contracts etc.) from time to time before the date of this Agreement and during the term of this Agreement. The Receiving Party shall keep such information confidential and shall not use such information for the purposes other than those specified in this Agreement. The foregoing provision does not apply to: (a) information that was known to the Receiving Party prior to the disclosure thereof to the Receiving Party by the Disclosing Party, as evidenced by written records; (b) information that is or becomes part of the public domain without violation of this Agreement by the Receiving Party at present or in the future; (c) information that is disclosed to the receiving party by a third party under no obligation of confidentiality; and (d) information disclosed by either party in accordance with relevant laws, regulations or regulatory requirements, or to its legal or financial advisers for the purpose of normal operation.

7.2	The foregoing confidentiality obligation of both parties under this Agreement shall survive after expiration or termination of this Agreement.

8.	Force Majeure

8.1

Force Majeure means unforeseeable, unavoidable and insurmountable events which cause a party fails to perform, in whole or in part, its obligation under this Agreement, including, but not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, legal provisions or changes in their application.

8.2

In the event of Force Majeure, the obligations affected by Force Majeure events shall automatically terminated during periods of delay caused by such events and the term of performance shall be automatically extended. The period of extension is the period of suspension. The affected party shall not be penalized or liable for such delay. The parties shall seek a fair solution and make every reasonable effort to minimize the impact of Force Majeure through amicably consultation immediately.

9.	Liability for Default

9.1

Unless otherwise provided in this Agreement, if a party (hereinafter referred as “Defaulting Party”) fails to perform certain obligation under this Agreement or otherwise violate this Agreement, then the other party (hereinafter referred as “Aggrieved Party”) may:

A.

give written notice to the Defaulting Party specifying the nature and scope of the breach and demand the Defaulting Party cure the breach at its cost within a reasonable time specified in the notice (hereinafter referred as “Cure Period”), provided that there is no Cure Period if any party made any false and inaccurate representations and warranties under the Article 5.1 or breach Article 7 hereof; and

B.

If the Defaulting Party fails to remedy the breach within the Cure Period (or, if there is no Cure Period, at any time after such breach), the Aggrieved Party is entitled to cause the Defaulting Party liable for all the consequences of its breach and all actual loss to the Aggrieved Party arising out of the breach, including, but not limited to, the legal fee, litigation expenses and arbitration fee arising out of litigation or arbitration in respect of such breach. The Aggrieved Party shall also have the right to request the relevant arbitral institution or court to make an order on the performance and/or enforcement of the provisions hereof. The exercise of the aforesaid remedy by the Aggrieved Party shall not affect the exercise of any other remedy by it subject to this Agreement and the law.

10.	Effectiveness and Termination

10.1	This Agreement shall enter into force after it has been signed by the parties hereto.

10.2

This Agreement shall be valid until all the equities of the Target Company held by party B and/or all assets of the Target Company is transferred to Party A or one or more persons designated by party A subject to the terms and conditions of the Exclusive Option Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by giving 30 days’ prior written notice to Party B and the Target Company, and Party A shall not be liable for its unilateral termination of this Agreement.

11.	Governing Law and Resolution of Disputes

11.1	The construction, validity, interpretation as well as dispute arising out of this Agreement shall be governed by the relevant laws of China.

11.2

All disputes arising out of or in connection with this Agreement shall be amicably resolved by both parties. In the event that any such dispute cannot be amicably resolved by the Parties within thirty days, then any Party may have a right to submit such dispute to Shenzhen-Hongkong-Macao Office of Zhanjiang Court of International Arbitration in Shenzhen. The arbitration shall be conducted by three arbitrators in accordance with the arbitration rules in force at that time. The Petitioner and the Respondent shall designate an arbitrator respectively, and the third arbitrator shall be appointed by Zhanjiang Court of International Arbitration. The award of the arbitration shall be final and binding on both parties. During the course of arbitration, both parties shall continue to perform their obligations under this Agreement, except the disputed matters or obligations submitted to arbitration. The arbitrators shall have the right to make an appropriate award in the light of the actual circumstances, to give Party A appropriate legal relief, including imposing restrictions on the business, equities or assets of Party B and prohibiting Party B to transfer or dispose of its business, equities or assets and enter into liquidation.

11.3	During the settlement of the dispute, the parties shall continue to perform the remaining provisions hereof, except disputed matters.

12.	General

12.1

During the term of this Agreement, neither party shall assign any part or all of its rights or obligations under this Agreement to any third party without the prior written consent of the other party, except that Party A transfer such rights or obligations to its associates.

12.2

If any provisions contained in this Agreement shall be invalid or unenforceable in any respect under applicable laws of China, the other provisions hereof shall remain in full force and effect. The parties shall negotiate in good faith and modify this Agreement in an acceptable manner that comes closest to expressing the true intent of the parties.

12.3

This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior consultations, negotiations and agreements between the parties with respect to the subject matter.

12.4

Any party fails or delays to exercise any of its rights under this Agreement shall not constitute a waiver of such right by such Party, and any party has exercised its rights in whole or in part shall not preclude further exercise of such rights.

12.5	This Agreement shall be legally binding upon the parties hereto and its legal successors and assigns.

12.6

All notices or correspondence (including, but not limited to the documents and notices in writing under this Agreement) shall be given by post or facsimile in time. Any notice or correspondence so given shall be deemed to be received, if sent by post, three (3) days after posting, or if sent by facsimile, next working day after dispatch. All notices and correspondence shall be given to the following address or fax number until a party notifies the other party in writing of the change of the address or fax number.

Party A: Shenchuang Dachen(Shenzhen) Technology Co.,Ltd

Attention: Chen Yanhuan

Address: B203-A03, Hongji Garden Phase-3, Center city zone 4, Longgang District, Shenzhen

Fax No.: N/A

Phone No.: 0755-28345991

Party B: Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Attention: Chen yanhuan

Address: 3/F Aiyi Business Center, Jihua Road, Buji Street, Longgang District, Shenzhen

Fax No.: N/A

Phone No.: 0755-28345991

12.7	The parties may enter into supplementary agreements in respect of this Agreement and related matters.

12.8

This Agreement is prepared both in Chinese and English. The English Version is translated from the Chinese Version. If any differences exist concerning the same issue, the Chinese Version shall prevail.

12.9	This Agreement is made out in two (2) originals and each party will keep one (1). The two originals have the same legal effect. Each Party may sign a separate copy of this Agreement.

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[Signature Page]

Party A: [                   ]

Legal Representative / Authorized Representative:___________________

Seal:

Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Legal Representative / Authorized Representative:__________________

Seal:

Annex I: Calculation and Payment of the Service Fee

I. Scope of Service

1.	Content of Service

Party A agrees to accept Party B’s engagement during the Term of Service and provides exclusive consulting service for Party B within the scope of Party A’s operations, including, but not limited to:

(1)	provide consulting service in respect of the corporate management and management strategy;
(2)	provide consulting service in respect of standardization system of the enterprise;
(3)	provide consulting service in respect of market investigation and marketing strategy;
(4)	provide technical consulting service in respect of server maintenance and network platform operation;
(5)	provide service in respect of software product R & D and system maintenance;
(6)	rent office supplies (such as computer etc.) and other related operating equipment to Party B;
(7)	provide service in respect of brand Propaganda, planning and promotion etc.;
(8)	grant Party B to use all intellectual property rights of Party A subject to the terms and conditions of the Intellectual Property License Agreement.
(9)	provide labor support upon request of Party B, including, but not limited to secondment or appointment of relevant personnel;
(10)	other services acknowledged by both parties.

II. Service Fee

After previous annual loss (if necessary) made up and necessary costs, expenses and taxes etc. required for the business operations deducted subject to the laws of China, Party B shall pay the income before tax to Party A as the Service Fee arising out of the agreed Service under this Agreement as if without calculating the Service Fee, provided that Party A shall have the right to adjust the amount of Service Fee according to specific circumstances in which it provides Service to Party B, the operating status and the development requirements of Party B.

The parties shall negotiate separately fees criteria for other services that Party B require Party A to provide and Party A agrees to provide.

II. Terms of Payment

Party A shall send the bills in respect of budget subject to Article 2 Service Fee within 15 days after the end of each quarter. Party B shall pay the fee listed on the bills to Party A within 15 days after the receipt of such bills. Party B shall pay the balance calculated pursuant to II. Service Fee base on its audited financial statements for prior year on or before March 31st annually. If Party A deems it necessary, delayed payment of service fee may be allowed or adjustment of the amount to be paid by Party B may be made by Party A. The parties may also agree to adjust the schedule and amount of payment of service fee.